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                                                                     EXHIBIT 1.1



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The Stock Exchange of Hong Kong Limited takes no responsibility for the contents of this announcement, makes no representation as to its accuracy or completeness and expressly disclaims any liability whatsoever for any loss howsoever arising from or in reliance upon the whole or any part of the contents of this announcement.

                              [CHINA MOBILE LOGO]

                        CHINA MOBILE (HONG KONG) LIMITED

(Incorporated in Hong Kong with limited liability under the Companies Ordinance)

                                  ANNOUNCEMENT

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     This announcement describes the status of the application for land use right certificates and property title certificates in respect of the Group's interests in properties located in Guangdong Province.

     The board of directors (the "Board") of China Mobile (Hong Kong) Limited (the "Company", together with its subsidiaries, the "Group") announces that the Group has, during December this year, obtained real estate ownership certificates for one of its properties located in Guangdong Province. This property is used as an office. The Group continues to actively follow up with the land and property administration departments in respect of the other 12 properties in Guangdong Province in which the Group has interests and for which land use right certificates and property title certificates have not been granted.

     Further announcements will be made by the Company on a monthly basis to report on the progress of the application for land use right certificates and property title certificates in respect of the 12 properties of the Group which are located in Guangdong Province.


                                                      By order of the Board
                                                CHINA MOBILE (HONG KONG) LIMITED
                                                       Yung Jacky Shun Loy
                                                       (Company Secretary)

Hong Kong, 29 December 2000

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